Exhibit 99.1

HyreCar Announces $100 Million Revolving Line of Credit From a Premier Global Investment Bank and Medalist Partners; Anticipates Significant Fleet Growth

LOS ANGELES, Calif. September 6, 2022 --(GLOBE NEWSWIRE) – HyreCar Inc. (NASDAQ: HYRE), the leader in carsharing for rideshare and food/beverage delivery, announced today an agreement with a premier global investment bank and Medalist Partners for a $100 million warehousing line of credit. The global investment bank will provide primary financing with Medalist Partners providing $20 million of additional financing. Under the agreement, HyreCar’s fleet operator partner, AmeriDrive Holdings, LLC, will use this facility to purchase vehicles for exclusive listing on the HyreCar platform through a bankruptcy-remote joint venture.

Through this initial warehousing line, HyreCar expects AmeriDrive to add an additional 6,000 to 7,000 vehicles over the next 12 to 18 months to the HyreCar platform. These vehicle assets will serve as collateral under the facility. As previously indicated, the company expects this line to begin a broader facility expansion into white-labeling vehicle financing for HyreCar’s fleet operators.

“While the HyreCar platform has consistently generated upwards of 30,000 driver leads every month, our bottleneck to growth has always been constrained by car supply. This partnership with Medalist, in conjunction with a premier investment bank, is the start of the next chapter for HyreCar’s growth as we seek to address the chronic shortage of drivers and cars for rideshare and delivery companies in North America,” said Joe Furnari, CEO of HyreCar. “We continue to expect to be profitable at the 6,500 to 7,000 daily car rental threshold, and we believe this deal will allow us to exceed that number. As a reminder, every 10,000 active rented cars on the HyreCar platform represents approximately $100 million in run rate revenue.”

“We are excited to provide asset-backed financing solutions to innovative companies in the EV and alternative transportation space,” said John Slonieski, Director of Private Credit and Partner at Medalist Partners. “We view the space as a multibillion-dollar opportunity and believe that HyreCar is uniquely positioned to deliver on continued growth in enabling drivers in this space.”

HyreCar remains focused on growing responsibly by expanding into new markets and aligning geographically with premier rideshare and delivery partners in the United States. The initial warehousing line strengthens HyreCar’s strategic partnership with AmeriDrive. This partnership includes exclusivity of AmeriDrive vehicles on the HyreCar platform that, in tandem with the line of credit, favorably positions the two companies to achieve meaningful and rapid scale. The company believes that the AmeriDrive collaboration is a model for how the HyreCar platform can remain asset-light and not carry vehicles on its balance sheet even as it builds, integrates, and manages future partnerships with fleet operators across the country.

Joe Furnari, CEO and Serge De Bock, CFO, will host a conference call at 4:30 p.m. ET on Wednesday, September 7, 2022. Following management’s formal remarks, there will be a question-and-answer session.

To listen to the conference call, interested parties within the U.S. should dial 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the HyreCar Inc. conference call. Participants can register for the conference by navigating to https://dpregister.com/sreg/10170921/f45cb1a85d. Please note that registered participants will receive their dial in number upon registration.

The conference call will also be available through a live webcast that can be accessed at https://event.choruscall.com/mediaframe/webcast.html?webcastid=L2YbspNf. The webcast replay will be available for three months and can be accessed through the above links.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEMs that wish to participate in new mobility trends. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information, visit hyrecar.com.

About AmeriDrive

AmeriDrive is a (MaaS) Mobility as a Service company with one of the largest private subscription fleets in North America and a presence in multiple states. AmeriDrive serves gig-economy customers for rideshare and delivery car rentals using the HyreCar platform exclusively. AmeriDrive is expanding within the current markets it serves and opening new locations across the nation. Learn more about AmeriDrive at www.ameridrive.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s future earnings, partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers, and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s most recent Annual Report on Form 10-K and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance, or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events, or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.